Exhibit (h)(2)(vi)

SCHEDULE A

Revised as of December 16, 2016

Portfolios

Portfolio Name	Expense Limit	Expense Limitation Expiration Date	Recoupment Period Expiration Date
AllianzGI Advanced Core Bond Portfolio	0.35%	1/31/18	9/30/21
AllianzGI Best Styles Global Managed Volatility. Portfolio	0.45%	1/31/18	9/30/21
AllianzGI Discovery U.S. Portfolio*	1.50%	1/31/18	9/30/21
AllianzGI Global Small-Cap Opportunities Portfolio	1.20%	1/31/18	9/30/21

*	The “Attributable Class Operating Expenses” and “Effective Class Expenses” of the AllianzGI Discovery U.S. Portfolio are deemed to include dividend expenses on securities sold short.

[Signature page follows.]

Schedule A to Expense Limitation Agreement for AllianzGI Institutional Multi-Series Trust

IN WITNESS WHEREOF, the Trust and the Manager have each caused this Schedule A to the Expense Limitation Agreement to be signed on its behalf by its duly authorized representative, as of the date first above written.

ALLIANZGI INSTITUTIONAL MULTI-SERIES TRUST

By:	/s/ Thomas J. Fuccillo
Name:	Thomas J. Fuccillo
Title:	President and Chief Executive Officer

ALLIANZ GLOBAL INVESTORS U.S. LLC

By:	/s/ Lawrence G. Altadonna
Name:	Lawrence G. Altadonna
Title:	Chairman-Management Board

Signature Page to Schedule A of Expense Limitation Agreement for AllianzGI Institutional Multi-Series Trust